FORM 8-K

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported)  October 18, 1999.


                            HIGH PLAINS CORPORATION

             (Exact name of registrant as specified in its charter)


Kansas                                                             #1-8680
(State or other jurisdiction of                           (Commission File
incorporation)                                                     Number)



200 W. Douglas                                                 #48-0901658
Suite #820                                                   (IRS Employer
Wichita, Kansas  67202                                 Identification No.)
(Address of principal
executive offices)


                                (316) 269-4310
                       (Registrant's telephone number)



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Item 5  Other Information

Wichita, Kansas - October 18, 1999 - High Plains Corporation (NASDAQ:HIPC) today reported a net loss of $613,621 or $.04 per diluted share on sales of $22.7 million for the fiscal first quarter ended September 30, 1999. The Company's diluted per share numbers are the same as its basic per share figures for the quarter ended September 30, 1999.

Gary R. Smith, High Plains President and CEO, cited the continuing trend of historically low ethanol prices and the costly procurement of grain in the grain-deficit area around its Portales, NM facility as the primary reasons for the First Quarter loss. "I'm proud of the people at Portales for their professional operation of the facility. There are just too many circumstances beyond their local control that need to be addressed," Smith said.

The Company's loss is primarily attributable to the high costs of operating the Portales plant that experienced a net loss of approximately $900,000 for the Quarter. As a result, High Plains management is actively weighing remedial actions at Portales to eliminate the drain on corporate earnings. Without improvements in raw material costs and in market prices for ethanol, it will be difficult for the New Mexico facility to generate profits. Options under consideration include the pursuit of local and state production incentives; the use of less-costly alternative feedstocks; and diversification into additional product lines. Additional options include the sale or closure of the plant, or the relocation of the plant's equipment to another site with better access to favorably priced feedstocks.

The York, NE and Colwich, KS facilities continue to run satisfactorily, but profitability is less than satisfactory due to the historically low ethanol prices.

High Plains continues its efforts to improve productivity through technological innovation. The Company is in the process of determining the feasibility of producing higher-profit, side-stream chemicals from its ethanol plants. "While technology exists to produce other sugar derivative chemicals, most of this technology has been proven only in small scale or laboratory quantities. High Plains is currently involved in a cooperative pilot plant project to evaluate the feasibility of converting a portion of its production into a side-stream product with a well-established market. Results of the project, and our evaluation of the feasibility of full scale plant operations, will be announced in January of 2000," said Smith.

The long-term outlook for ethanol continues to be positive in light of problems experienced by its competitive alternative, MTBE. Legislation in the U.S. Congress will set the tone for the country, including the California market, where MTBE is in a mandated three-year phase out. Congress is expected to act on legislation in the first half of 2000.



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                              Financial Highlights

                                          Three Months Ended
                                             September 30,
                                        1999              1998

Net Sales and Revenues               $22,703,652       $26,389,859

Net (Loss) Earnings                  $  (613,621)      $   129,613

Diluted (Loss) Earnings per share    $      (.04)      $       .01

Diluted Shares Outstanding            16,185,998        16,010,221


The Company recorded net cash provided by operating activities of $1,108,689 for the First Quarter of fiscal 2000. Depreciation and capital expenditures were $899,675 and $490,395, respectively, for the Quarter.
Total debt outstanding, including capital lease obligations, at the end of the First Quarter was $18.3 million. Long term debt, including capital lease obligations, was $8.5 million at the end of the First Quarter. Interest expense was $389,646 for the Quarter ended September 30, 1999.

A conference call will be held by High Plains on Tuesday, October 19, 1999, at 10:00 a.m. Central Daylight Time to discuss these issues and other matters relevant to the performance of the Company. Individuals interested in participating in the call should dial 888-245-1808 approximately fifteen minutes prior to the starting time, and ask for Conference Call ID#Q750.

Based in Wichita, Kansas, High Plains Corporation is among the Nation's largest producers of ethanol. The Company operates production facilities in Colwich, Kansas; York, Nebraska; and Portales, New Mexico.




This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation risks of fluctuations in feedstock commodity prices, changes in the market prices or demand for motor fuels and Ethanol, legislative changes regarding air quality, fuel specifications or incentive programs, as well as general market conditions, competition and pricing. The Company believes that forward-looking statements made by it are based upon reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including its annual 10K, Proxy Statement, and quarterly 10Q filings, copies of which are available from the Company without charge.

                                    -30-



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                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date:     October 18, 1999                  HIGH PLAINS CORPORATION


                                            /s/Gary R. Smith
                                            President & CEO